Exhibit 99.1

Contact:

William A. Hockett

Exec.VP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

MYRIAD GENETICS REPORTS FINANCIAL RESULTS FOR FISCAL 2008

- Product Revenue Up 53% in Fiscal 2008 -

Salt Lake City, August 19, 2008, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2008.

Molecular diagnostic product revenues for fiscal 2008 increased to a record $222.9 million from $145.3 million for fiscal 2007, an increase of 53%. For the fourth quarter of fiscal 2008, molecular diagnostic revenues were $64.7 million, up 53% from $42.3 million in the fourth quarter of fiscal 2007. The BRACAnalysis Public Awareness Campaign in the Northeast ended in March, 2008, and without the benefit of the campaign, fourth quarter molecular diagnostic product revenues still enjoyed a 10% quarter-to-quarter increase. These increases were due primarily to Myriad’s strong sales and marketing efforts, which have resulted in increased demand for all of our molecular diagnostic products.

Total revenues for fiscal 2008 were $333.6 million, compared with $157.1 million for fiscal 2007. This 112% increase in total revenues for fiscal 2008 included a one-time $100 million up-front license payment from Lundbeck for European marketing rights to Flurizan. As of June 30, 2008, we had no further substantive obligations to Lundbeck, resulting in the entire $100 million upfront payment being recognized in the fourth quarter of our 2008 fiscal year.

The gross profit margin on molecular diagnostic revenues rose to 86% for the fourth quarter of fiscal 2008, from 82% in the fourth quarter last year, and was 85% for the fiscal year 2008, up 600 basis points from 79% for fiscal 2007. There have been no price increases for over two years, so the margin growth was primarily the result of technology improvements and efficiency gains in the operation of our molecular diagnostics laboratory.

“This was another strong quarter and fiscal year for the Company, with revenues up 53% over last year,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “As the global leader in molecular diagnostics, we are continuing to expand our product portfolio and customer base. This exciting industry has the potential to save lives, guide the healthcare management of patients and reduce overall healthcare costs.”

The earnings per share for the fourth quarter of fiscal 2008 was $1.47 basic and $1.40 fully diluted, compared with an $0.18 loss per share, from the fourth quarter of fiscal 2007. The net income for the fourth quarter was $65.5 million, compared with a net loss of $7.8 million in the fourth quarter last year. For the fiscal year ended June 30, 2008, the net income was $47.8 million, compared with a net loss of $35.0 million in fiscal 2007 and the earnings per share improved to $1.08 per basic share and $1.02 fully diluted, compared with a loss of $0.85 per share for fiscal 2007. The increases in earnings per share and net income were primarily due to the increase in molecular diagnostic revenue and the $100 million license payment from Lundbeck recognized in the fourth quarter of fiscal 2008, offset in part by increased expenses in connection with the U.S. open-label Flurizan trial and the Global Phase 3 Flurizan trial.

Research and development expenses for the quarter ended June 30, 2008 were $55.2 million compared to $24.8 million for the same period in 2007. The fourth quarter of 2008 includes a one-time license fee expense of $20 million that was accrued to reflect the maximum amount that may be payable by Myriad under the license agreements for Flurizan. The balance of research and development expense recognized during the June 2008 quarter was primarily comprised of the costs associated with our preclinical and clinical pharmaceutical studies, including the U.S. open-label Flurizan trial, the Global Phase 3 Flurizan trial and the data collection and analysis of the U.S. Phase 3 Flurizan trial. Also included in these expenses were approximately $3 million of one-time costs associated with the termination of the Flurizan program. Research and development expense for fiscal 2008 was $139.7 million compared with $98.7 million for the same period in the prior year.

Selling, general and administrative expenses for the quarter ended June 30, 2008 were $36.4 million compared to $30.2 million for the prior quarter, ended March 31, 2008. The increase over the prior quarter was attributable to costs necessary to support the double-digit, quarter-to-quarter sales growth and to several new marketing initiatives, including approximately $2 million for the initiation of the BRACAnalysis Public Awareness Campaign in the Southern region and approximately $5 million of costs associated with the preparation for a Flurizan launch. Selling, general and administrative expenses were $123.5 million in fiscal 2008, up from $75.4 million in fiscal 2007. This increase was primarily due to support of our 53% revenue growth, expansion of our sales force in the women’s health sector, costs related to our BRACAnalysis Public Awareness Campaign, costs associated with preparation for a product launch of Flurizan and 123 (R) non-cash stock option expenses.

Myriad continues to maintain a strong cash position, and as of June 30, 2008, the Company had approximately $420 million in cash, cash equivalents and marketable investment securities, as compared to $308 million as of June 30, 2007. The company has no debt and no convertible securities.

Myriad’s present strategy of combining a profitable, rapidly growing molecular diagnostic business with significant pharmaceutical opportunities has served the Company well. It has enabled the Company to invest in drug development with the cash flow from the molecular diagnostic business, and as a result, the Company currently has only 44.7 million shares issued and outstanding. The Company believes that this strategy has reduced the risk typically associated with a more traditional biotechnology company, while preserving the upside of new pharmaceutical product development.

Myriad is now embarking on an exciting a new era – one of profitability, and the Company will be viewed very differently by Wall Street as a profitable company. The challenge facing the Company will be to address Wall Street’s growth and earnings expectations without short changing our investment in R&D and the long term future of the Company. Therefore, it is appropriate for Myriad to revisit its strategy.

The Company’s goal will be to develop a strategy that maximizes both the potential of our molecular diagnostic business, and the opportunity associated with our pharmaceutical research and development programs – thereby maximizing shareholder value. The strategy must allow the Company to continue its strong revenue and earnings growth while maintaining its position as the leader in molecular diagnostics. It must enable the introduction of new products – both internally developed and those acquired from other organizations. Equally important, it must support a strong commitment to research and drug development to insure that the Company realizes the promise of its pharmaceutical candidates.

In determining the future course for Myriad, management will do a comprehensive review and consider a variety of strategic alternatives, including but not limited to a possible corporate restructuring which would separate the molecular diagnostic business from the pharmaceutical business as independent operating entities. To assist the Board in considering and evaluating these alternatives, the Company has engaged the investment banking firm of JP Morgan. JP Morgan and the Company’s management will be reporting their analyses to the Board of Directors at the fall Board meetings and, of course, the Board will be responsible for determining the most appropriate strategy to move the Company forward in this new era of profitability.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Daylight Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (800) 736-4594. International callers may dial +1 212 2312901. All callers will need to reference reservation ID number 21390875. An archived replay of the call will be available for 7 days by dialing (800) 633-8284 or (402) 977-9140, and entering reservation ID number 21390875. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan, Azixa and Vivecon are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased sales, marketing and educational efforts resulting in wider acceptance of Myriad products by the medical community and increased demand by patients for molecular diagnostic testing, driving increased revenues; the contribution of a strong cash position on the Company’s molecular diagnostic business and the continued strong growth in our molecular diagnostic business; the continued expansion of the Company’s product portfolio and customer base; the amounts that may be payable by the Company under the license agreements for Flurizan; the definitive amount of the final costs associated with the termination of the Flurizan program; the maintenance of a strong cash position; the Company’s strategy of combining a molecular diagnostic business with pharmaceutical opportunities; the Company’s embarking on an exciting new era – one of profitability; how the Company will be viewed differently by Wall Street as a profitable Company; the financial metrics that will be applied to the Company; the development of a strategy that maximizes both the potential of our molecular diagnostic business, and the opportunity associated with our pharmaceutical research and development programs – thereby maximizing shareholder value; the comprehensive review by management and consideration of a variety of strategic alternatives, including but not limited to a possible corporate restructuring which would separate the molecular diagnostic business from the pharmaceutical business as independent operating entities; the reporting to the Board at its Fall meetings of management’s and JP Morgan’s analyses and the determination by the Board of the most appropriate strategy to move the Company forward in this new era of profitability. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	Jun. 30, 2008	Jun. 30, 2007	Jun. 30, 2008	Jun. 30, 2007
Revenues:
Molecular diagnostic revenue	$64,679	$42,268	$222,855	$145,285
Pharmaceutical revenue	100,000	0	100,000	0
Research and other revenue	2,177	3,210	10,774	11,841

Total revenues	166,856	45,478	333,629	157,126

Costs and expenses:
Molecular diagnostic cost of revenue	9,051	7,602	32,340	30,813
Research and development expense	55,224	24,771	139,715	98,670
Selling, general and administrative expense	36,366	25,371	123,493	75,370

Total costs and expenses	100,641	57,744	295,548	204,853

Operating income (loss)	66,215	(12,266)	38,081	(47,727)

Other income (expense):
Interest income	2,935	3,814	13,709	12,112
Other	(3,000)	648	(3,337)	653

Total other income	(65)	4,462	10,372	12,765

Income (loss) before taxes	66,150	(7,804)	48,453	(34,962)

Income Tax Provision	608	0	608	0

Net income (loss)	$65,542	$(7,804)	$47,845	$(34,962)

Basic earnings (loss) per share	$1.47	$(0.18)	$1.08	$(0.85)
Diluted earnings (loss) per share	$1.40	$(0.18)	$1.02	$(0.85)

Basic weighted average shares outstanding	44,655	43,242	44,189	41,055
Diluted weighted average shares outstanding	46,969	43,242	46,704	41,055

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Jun. 30, 2008	Jun. 30, 2007
Cash, cash equivalents, and marketable investment securities	$420,056	$308,312
Trade receivables, net	40,663	31,103
Other receivables	4,769	1,348
Prepaid expenses	3,143	5,972
Equipment and leasehold improvements, net	30,026	24,888
Other assets	685	3,917

Total assets	$499,342	$375,540

Accounts payable and accrued liabilities	$71,654	$34,794
Deferred revenue	2,033	383
Stockholders’ equity	425,655	340,363

Total liabilities and stockholders’ equity	$499,342	$375,540